Exhibit 10.5

CNO FINANCIAL GROUP, INC.
CNO Financial Group, Inc., a Delaware corporation (the "Company"), is amending the treatment of awards under the Company's Amended and Restated Long-Term Incentive Plan (the "Plan") in the event that your employment is terminated due to death or disability or in connection with a Change in Control. Capitalized terms used in this letter agreement without definition shall have the meaning set forth in the original award agreement(s).
(a)Effect on Vesting and Exercisability of Options upon Termination of Employment. Notwithstanding any provision to the contrary of an outstanding award agreement under the Plan, the following special vesting rules shall apply if your employment with the Company or a Subsidiary terminates prior to an Option becoming fully vested and/or prior to the Expiration Date in the circumstances set forth below:

(i)Termination Due to Death. If your employment is terminated by the Company or a Subsidiary due to your death, any portion of an Option that was not exercisable on the date of such termination shall vest in full as of such date and all outstanding Options shall be exercisable until twelve (12) months after the date of such termination, but in no event after the Expiration Date of the Option.

(ii)Termination Due to Disability. If your employment is terminated by the Company or a Subsidiary due to your Disability, any portion of an Option which remains outstanding at such date shall continue to vest on the dates included in the award agreement and you may exercise the Option until the earlier of (x) the Expiration Date or (y) five years after the date your employment is terminated due to Disability.

(iii)Change in Control. In the event your employment is terminated by the Company or a Subsidiary without Cause or by you for Good Reason within six months prior to and in anticipation of or within 24 months after a Change in Control has occurred, the Option shall become vested and fully exercisable as to all of the Option Shares.

(b) All other provisions of the outstanding Option award agreements shall remain in full force and effect.

To execute this amendment and confirm your agreement to its terms you must click the Acknowledge and Agree button in the accompanying email.
Very truly yours,

CNO FINANCIAL GROUP, INC.

By:	/s/ Sue Menzel
Susan L. Menzel, EVP, Human Resources